EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Getzville, NY  14068

Immediate Release
Columbus McKinnon to Acquire STAHL CraneSystems

•	Strengthens leading global position in providing lifting solutions to customers

•	Creates second largest global hoist manufacturer and a leader in premium quality products that are highly-engineered to meet unique customer needs

•	Further bolsters strong EMEA presence: brings market leadership with independent crane builders

•	Revenue and cost synergies drive value creation:

◦	Significant cost synergies expected: ~$11 million annually

◦	Global sales channel cross-selling opportunities

◦	Standardization of product platforms

•	Teleconference to review the acquisition at 9:00 am ET, December 7, 2016

AMHERST, NY, December 7, 2016 - Columbus McKinnon Corporation (NASDAQ: CMCO), (“Company”) a leading designer, manufacturer and marketer of material handling products, technologies and services, today announced that it has reached an agreement to purchase STAHL CraneSystems (“STAHL”), a business of Konecranes Plc. STAHL is a leading manufacturer of explosion-protected hoists and crane components and is well known for its custom engineering of lifting solutions and hoisting technology. STAHL serves independent crane builders and Engineering Procurement and Construction (EPC) firms, providing products to a variety of end markets including automotive, general manufacturing, oil & gas, steel & concrete, power generation as well as process industries such as chemical and pharmaceuticals. Konecranes is divesting STAHL as a result of the European Union anti-trust review related to their pending acquisition of Terex Corporation's Material Handling & Port Solutions business.

Timothy T. Tevens, President and CEO of Columbus McKinnon, commented, “We have long viewed STAHL as an ideal complement to Columbus McKinnon EMEA, as well as an excellent expansion of our global product offering. Their strong position with wire rope and electric chain hoists in Europe immediately complements our leadership of handheld hoists in that region, and their broad portfolio of ATEX certified explosion-protected products serving the mining, oil & gas and chemical processing industries significantly extends our global offerings in capability and capacities. Equally important, Columbus McKinnon and STAHL are culturally aligned, as STAHL has a similar go-to-market strategy, produces high quality products and is focused on the total cost of ownership for their customers. They also have strong, established relationships with EPC firms for key end-user solutions.”

Founded in 1876, STAHL has approximately 650 employees that support the manufacturing operation located in Germany and its nine affiliated sales companies around the world. For the trailing twelve-month period ended September 30, 2016, STAHL had total revenue of approximately €155 million (~$166 million) and EBITDA of approximately €29 million (~$31 million), or about 19% of revenue. EBITDA, or earnings before interest, taxes, depreciation and amortization, is a non-GAAP metric typically used in assessing acquisition valuations. Geographically, STAHL revenue is approximately 71% EMEA, 16% Americas and 13% Asia Pacific.

Transaction Details and Financing
The all-cash transaction value for the acquisition is €224 million (~$240 million) with an earn-out potential up to €230 million (~$246 million), if certain earnings goals are met for calendar year 2016. Cost synergies of approximately €5 million (~$5 million) are expected to be realized in Fiscal 2018, growing to approximately €10 million (~$11 million) in Fiscal 2019. Columbus McKinnon estimates one-time transaction related costs in fiscal 2017 between $8.0 million and $9.0 million as well as one-time restructuring costs of €6 million (~$6 million) in fiscal 2018

Financing for the transaction as well as the restructuring of current debt has been committed by J.P. Morgan Chase Bank, N.A. The financing will be structured as senior secured debt up to $570 million including a new $75 million revolver. The borrowings will fund the acquisition, certain fees and expenses incurred in connection with the transaction and repay outstanding balances on the Company’s current revolving credit facility and term loan.

Columbus McKinnon’s acquisition of STAHL is expected to close between January 31, 2017 and April 30, 2017. The closing is subject to European Commission approval, the successful closing of the pending acquisition of certain Terex subsidiaries by Konecranes, and other customary conditions. J.P. Morgan Securities LLC acted as lead financial advisor. Moelis & Company LLC was also a financial advisor to the Company. DLA Piper (Hamburg, Germany and New York City, New York) served as outside counsel on the transaction and financing. Latham and Watkins (Brussels, Belgium and Frankfurt, Germany) handled the regulatory review and filing.

Special Teleconference Call and Webcast

Columbus McKinnon will host a teleconference on December 7, 2016 at 9:00 a.m. ET, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the details of the acquisition. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow management’s prepared remarks.

The teleconference can be accessed by calling 1-201-493-6780. The listen-only webcast can be monitored at www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through December 14, 2016 by dialing 1-858-384-5517 and entering the passcode 13651171. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: www.cmworks.com/investors. In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, technologies, systems and services, which efficiently and ergonomically move, lift, position and secure materials and people. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com where the Company regularly posts information.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the ability to complete the acquisition, the integration of the business to achieve cost and revenue synergies, general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring additional new business and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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